Exhibit 99.2
FOR IMMEDIATE RELEASE
SurModics Announces $35 Million
Share Repurchase Authorization
EDEN PRAIRIE, Minnesota — November 15, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that its Board of Directors has approved a share repurchase program, authorizing the company to purchase up to $35 million of its outstanding common stock.
“This share repurchase authorization is consistent with our strategy of providing value to our shareholders while maintaining sufficient flexibility to invest in future growth opportunities,” said Bruce Barclay, President and CEO. “Today’s announcement highlights the increasing financial strength of the company, especially as we continue to generate substantial cash flow.” SurModics’ cash and investment balance was $70.2 million as of September 30, 2007.
“We are pleased to have completed our first ever share repurchase program in fiscal 2007,” said Phil Ankeny, Senior Vice President and Chief Financial Officer. “In our prior repurchase program, we retired in excess of one million shares at an average price of $34.76 per share, facilitating a reduction of approximately 5% in total shares outstanding. We believe our activities and accomplishments in fiscal 2007 have strengthened our ability to build long-term shareholder value.”
Purchases may be made, from time to time, in open market transactions, privately negotiated transactions, transactions structured through investment banking institutions or a combination of these options. The timing and amount of shares repurchased will be determined by management. Decisions will be based on a number of factors, including its evaluation of market and economic conditions, the relative attractiveness of business development and other capital deployment opportunities, regulatory requirements affecting the purchases, and other factors the company may consider relevant. Repurchased shares will be used to minimize dilution effects of the company’s stock-based employee compensation plans and any stock issued as part of business development transactions, and for other corporate purposes. This share repurchase program does not have a fixed expiration date.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in better patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. Collaborative efforts include a sustained drug delivery system in human trials for treatment of retinal disease and the drug delivery polymer matrix on the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the company, visit www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700